IQST – IQSTEL Publishes Earnings Review And Outlook After Reporting 88% Growth To $30.3 Million YTD

August 19, 2021 09:37 ET | Source: iQSTEL Inc.

New York, NY, Aug. 19, 2021 (GLOBE NEWSWIRE) -- iQSTEL, Inc. (OTCQB: IQST) today published an Earnings Review and Outlook Update from CEO Leandro Iglesias.

The update follows the release of the Company’s Q2 financial statement for FY-2021 on Form 10Q reporting 88% revenue growth to $30.3 Million in revenue year to date (YTD) compared to $16.1 for the same period FY-2020.  The company has forecasted achieving $60.5 Million in revenue for the full FY-2021.

In the Update included its entirety below, Mr. Iglesias highlights key YTD performance achievements and discusses the company’s plans moving forward emphasizing new product developments and operational efficiencies expected to both increase margins and grow sales potentially exceeding the company’s current $60.5 million revenue forecast.

CEO Earnings Review and Outlook Update

iQSTEL has experienced rapid organic growth over the last two years combined with growth from an ongoing merger and acquisition (M&A) campaign.  The company has expanded and transformed its core business to business (B2B) telecommunication services base operation to become a multifaceted, diversified high-tech telecom applications company servicing both business (B2B) and consumer (B2C) clients.

Our current business is running even better than forecasted.  Our current revenue forecast of $60.5 million is based on revenue from existing services.  It does not include revenue we anticipate generating from new products we are developing and implementing.  Any new products introduced this year will likely push us past the $60.5 million forecast.

We continue to pursue M&A activity, and the execution of one or more mergers or acquisitions this year could also push us past the $60.5 million revenue forecast.

As a result of past mergers and acquisitions we have certain operating redundancies.  We are in the process of consolidating operations which we expect to both reduce overhead by making operations more efficient, and, at the same time, increase sales.  Not only does the combination of companies through merger and acquisition create operation redundancy.  It also combines complimentary services.  We can increase the sale of complimentary services by cross selling services from one operation into the customer base of another.

iQSTEL has expanded and transformed its base business from providing telecommunication services to other telecom companies in a business to business (B2B) relationship to now provide a wide host of telecom applications to both businesses, in and ongoing B2B relationship and a business to consumer (B2C) relationship.

To optimize our business for both business and consumer clients, pursuing increase the Revenue Growth Trend and improve our EBITDA, we are implementing an organizational strategy around our various product development and business development efforts according to their business or consumer targets.

We plan to organize the company into two divisions – A B2B Division and a B2C Division, with some brand, management, budget, marketing, and commercial strategy independence of each other.

The B2B Division will focus on the Telecom, Internet of Things, Blockchain market sectors and consist of our Etelix, SwissLink, QGlobal, Smsdirectos, Iot Labs, and itsBchain operating units.

The B2C Division will focus the Electric Vehicle and Fintech market sectors and consist of our EVoss and Global Money One operating units.

Through our operating units mentioned above, iQSTEL continues to develop new products expected to increase sales with high margins, as we have done in the first half of the year with MNPA (Blockchain), IoTSmartTank (2,500 devices for 500 fortune chemical corporation), and MAXMO (MasterCard FinTech Ecosystem).  We expect sales in the second half of 2021 from our current and new products that include our Enhanced Batteries, Internet of Things, and Heads Up Display for the Revolt Ecosystem, in addition to our independent EVoss Electric Motorcycle products for Latin America, our Visa Money One (VIMO) offering, and our IoT Smart Gas and Tank device rolling out now with a Fortune 500 client.

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In addition to adding high margin sales from new products that have the potential to take us past our $60.5 Million revenue forecast, we also intend to expand through our ongoing M&A campaign and add yet further sales. We expect to make some M&A announcements in the coming months.

All of the above here mentioned contributes to our uplisting objective.  We remain committed to an uplisting and will keep you up to date on our progress.

Leandro Iglesias, CEO

iQSTEL Inc. (OTCQB: IQST) (www.iQSTEL.com) is a US-based publicly listed company with an Independent Board of Directors offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 15 countries.  The company provides services to the Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. iQSTEL has 5 Business Divisions: Telecom, Electric Vehicle (EV), Fintech, Technology and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, Global Money One, IoT Labs and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, international fiber-optic connectivity for 5G, Cloud-PBX, OmniChannel Marketing, EV Batteries, EV Chargers, EV Battery Management System, EV IoT Connectivity, Mobile App For EV Connectivity, EV Dashboard Display, Visa/Mastercard Debit Card, Cryptocurrency Exchange Services, Money Remittance, Mobile Top Up, IoT Smart Gas Platform, IoT Smart Tank Platform, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace SPM (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com
Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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